EXHIBIT (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 125 to Registration Statement No. 2-90946 on Form N-1A of our reports dated February 20, 2007, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust (the "Trust"), including Tax-Managed Growth Portfolio (the "Portfolio") and Eaton Vance Tax-Managed Growth Fund 1.1 (the "Fund") appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

April 27, 2007 Boston, Massachusetts